EXHIBIT 99

WRIGHT EXPRESS PLANS AN INITIAL PUBLIC OFFERING OF ITS COMMON STOCK

SOUTH PORTLAND, ME, November 23, 2004 - Wright Express Corporation, a wholly owned subsidiary of Cendant Corporation (NYSE: CD), today announced that it has filed a registration statement with the Securities and Exchange Commission for the sale by Cendant of 100% of its ownership interest in Wright Express in a planned initial public offering. Wright Express will not receive any proceeds from the offering unless the underwriters’ over-allotment option is exercised. JPMorgan, Credit Suisse First Boston and Merrill Lynch & Co. are serving as joint book-running managers of the offering. The initial public offering is expected to take place in March 2005.

A copy of the prospectus relating to the shares of Wright Express common stock may be obtained, when available, from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081 (Telephone: 212-552-5164), Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, Level 1B, New York, New York 10010 by faxing a request to (212) 325-8057, or Merrill Lynch & Co. at 4 World Financial Center, New York, New York 10080 (Telephone: (212) 449-1000).

A registration statement relating to the shares of Wright Express common stock has been filed with the Securities and Exchange Commission but has not yet become effective. The shares of Wright Express common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of Wright Express common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express currently processes transactions for over 270,000 commerical and government vehicle fleets with more than 3.8 million vehicles. We employ approximately 610 people in South Portland, Maine and Salt Lake City, Utah. For more information about Wright Express, please visit www.wrightexpress.com.

We can give no assurances that the aforementioned initial public offering will be consummated. Prior to consummating the initial public offering, Cendant and Wright Express will need to complete the negotiation of the financial and other terms, including the initial public offering price. In addition, consummation of the initial public offering is subject to market conditions and other factors outside of the control of Cendant and Wright Express.

Media Contact:
Jessica Roy
207-523-6763